UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Norfolk Southern Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FOR IMMEDIATE RELEASE

Norfolk Southern presentation: We are creating a safer, more profitable railroad with long-term upside for shareholders

Outlines clear path to close the margin gap with peers by achieving a sub-60% operating ratio in 3-4 years

Urges shareholders to vote “FOR” ONLY Norfolk Southern’s 13 highly qualified nominees on the WHITE proxy card today

Identifies safety, service and financial risk of Ancora’s “tear it down to the studs”1 strategy

ATLANTA, April 18, 2024 – Norfolk Southern Corporation (NYSE: NSC) filed an investor presentation Thursday with the U.S. Securities and Exchange Commission and sent an accompanying letter to shareholders in connection with its Annual Meeting of Shareholders on May 9, 2024. The presentation and letter are available at www.VoteNorfolkSouthern.com and on the company’s investor relations page.

Highlights of the presentation include:

•	Norfolk Southern is on a clear and achievable path to close the margin gap with peers by achieving a sub-60% operating ratio (OR) in three to four years[2]

•	This includes a detailed, ground-up plan to capture 400 basis points of productivity savings and upcycle improvement

•

In 2024, the plan targets to deliver 100-150 basis points of OR improvement year-over-year, with line of sight to 400-450 basis points of improvement in the second half of 2024, compared to the prior year period

•	Norfolk Southern is actively delivering on a better strategy with greater long-term upside for shareholders

•

The board appointed Alan Shaw CEO in 2022 because the depth and breadth of his experience best positions us to leverage Precision Scheduled Railroading (PSR) to deliver top-tier revenue and earnings growth with industry-competitive margins

[1]	Source: Fireside chat with Deutsche Bank’s Transportation and Shipping markets analyst Amit Mehrotra on April 15, 2024.
[2]	The operating ratio improvements represent adjusted operating ratio. See “Non-GAAP Financial Measures” below for information regarding the definition and reconciliation to GAAP operating ratio.

Norfolk Southern Corporation | 1

•	Shaw has developed a balanced strategy focused on service, productivity, and growth, with safety at its core

•

The strategy was working prior to the East Palestine (EP) incident in February 2023 – in 2022, the company delivered record revenues, closed the margin gap to Class I peers with an OR in the low 60%’s, and achieved the second highest five-year total shareholder returns among Class I peers

•

Shaw and the board addressed the challenges following the EP incident head on and acted decisively to overhaul safety standards to protect the franchise. Following EP-related network disruptions and necessary investments in service and safety in 2023, the strategy is back on track and driving meaningful improvements

•	Norfolk Southern has accelerated the execution of its strategy, making a series of organizational changes, including the appointment of seasoned PSR expert, John Orr, as chief operating officer

•	Orr is a 40-year industry veteran with a successful track record of implementing scheduled railroading strategies to drive sustainable, long-term value creation

•

Since Orr joined the company four weeks ago, he has instilled more diligent plan adherence and began efforts to streamline operations. Already, these initiatives have improved Merchandise velocity by 8% and terminal dwell by 8%

•	The company expects to deliver further sequential OR improvement as operational changes scale throughout the network

•	In the next 60 to 90 days, under Orr’s leadership, the company expects to:

•	Reduce terminal dwell in two major yards by 30%

•	Reduce overtime by 20%

•	Reduce recrew rate by 20%

•	Increase on-time connections system wide by 10%

•	Strong execution from Norfolk Southern’s crisis-tested leadership is delivering a safer, more profitable railroad

•	Following the EP incident, the company acted decisively to overhaul safety standards to protect the franchise and long-term shareholder value

•	The company reduced its mainline accident rate by 38% year-over-year in 2023, achieving the lowest rate since 1999 and positioning itself among the best of the North American Class I railroads

•	Norfolk Southern has improved service levels despite EP’s adverse impact – increasing train speed by 22% and decreasing terminal dwell by 11% since Shaw became CEO

Norfolk Southern Corporation | 2

•	Norfolk Southern’s engaged, highly qualified board is committed to transformation and accountability

•	The board has been thoughtfully constructed and refreshed with six new directors added in the last five years, including two in 2023

•

The company’s directors bring areas of expertise highly relevant to Norfolk Southern’s success, and necessary to ensure effective board oversight, including in rail transportation, operations, regulatory, safety, sustainability, and cybersecurity

•

The board has refined its executive compensation plans to ensure accountability, including adding safety as a component to the annual incentive plan, and adopting a supplemental clawback policy that exceeds the NYSE requirements

•	Most recently, the board added operating ratio as an additional performance metric for management compensation to align with the improvements needed to achieve a sub-60% OR in three to four years[2]

•	Ancora’s plan would dangerously put Norfolk Southern’s safety and service at risk, damaging Norfolk Southern’s long-term viability and destroying future value

•

Ancora intends to take control of the company and execute wholesale leadership and board changes to implement an ungrounded and irresponsible PSR implementation strategy that would, in Jamie Boychuk’s own words[1] “…strip this thing down to the studs.” This strategy would require thousands of job cuts, put the franchise at risk, and be detrimental to long-term shareholder value

•

It is attempting to replace a crisis-tested CEO with a candidate who has no railroading experience, and a highly regarded COO with a candidate who has a demonstrably poor track record on service quality, safety, and overall performance

•	Ancora’s inferior director nominees bring little board and safety experience, and would unseat incumbents who are critical to the proper oversight of the company and functioning of the board

•	Ancora’s slash-and-burn playbook is unsuited to our regulatory, labor, and competitive environments, and has already prompted public concern from regulators and customers

Your Vote is Important

Norfolk Southern believes all its 13 nominees are uniquely qualified to oversee the company’s strategy, drive sustainable value, and hold management accountable. Norfolk Southern strongly urges shareholders to protect their investment by VOTING the WHITE proxy card “FOR” ONLY Norfolk Southern’s 13 nominees.

Please simply DISCARD any Blue proxy card you may receive from Ancora. If you inadvertently voted using a Blue proxy card, you may cancel that vote simply by voting again TODAY using the company’s WHITE proxy card. Only your latest-dated vote will count!

Norfolk Southern Corporation | 3

If you have any questions or require any assistance with respect to voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

1 (877) 750-9496 (toll-free from the U.S. and Canada)

+1 (412) 232-3651 (from other countries)

###

About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a customer-centric and operations-driven freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver more than 7 million carloads annually, from agriculture to consumer goods, and Norfolk Southern originates more automotive traffic than any other Class I Railroad. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports in the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

Media Inquiries:

Media Relations

Investor Inquiries:

Luke Nichols, 470-867-4807

Important Additional Information

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Norfolk Southern Corporation | 4

Certain Information Concerning Participants

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

Cautionary Statement on Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and our 2024 Annual Meeting and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Norfolk Southern Corporation | 5

Non-GAAP Financial Measures

This document includes the presentation and discussion of adjusted operating ratio. This figure adjusts our GAAP financial results to exclude the effects of the direct costs resulting from the East Palestine incident. We use this non-GAAP financial measure internally and believe this information provides useful supplemental information to investors to facilitate making period to period comparisons by excluding the costs arising from the East Palestine incident, and in 2024, also excluding other charges relating to restructuring efforts, shareholder matters and a deferred tax adjustment. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation from, or as a substitute for, the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similar measures presented by other companies. See below for a reconciliation of the 2023 non-GAAP operating ratio figures provided in this document to GAAP operating ratio. With respect to projections and estimates for future non-GAAP operating ratio, including full year 2024 adjusted operating ratio guidance and our longer term adjusted operating ratio target, the Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain items required for the GAAP measure without unreasonable effort. Information about the adjustments that are not currently available to the Company could have a potentially unpredictable and significant impact on future GAAP results.

The following table adjusts our 2023 GAAP financial results to exclude the effects of the East Palestine incident. The income tax effects of this non-GAAP adjustment were calculated based on the applicable tax rates to which the non-GAAP adjustment related:

	Non-GAAP Reconciliation for 2023
	Reported (GAAP)	East Palestine Incident	Adjusted (non-GAAP)
	($ in millions, except per share amounts)
Income from railway operations	$2,851	$1,116	$3,967
Income taxes	$493	$270	$763
Net income	$1,827	$846	$2,673
Diluted earnings per share	$8.02	$3.72	$11.74
Railway operating ratio (percent)	76.5	(9.1)	67.4

Norfolk Southern Corporation | 6